UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No.___________)*

                                  DIATIDE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   252842-10-9
                   ------------------------------------------
                                 (CUSIP Number)


                                JANUARY 19, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]    Rule 13d-1(b)

       [X]    Rule 13d-1(c)

       [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Alta Partners
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    California

----------------------------------------------------------------------------------------------------------------

Number of         5.  Sole Voting Power           825,309
Shares Bene-      ----------------------------------------------------------------------------------------------
ficially Owned    6.  Shared Voting Power         0
by Each           ----------------------------------------------------------------------------------------------
Reporting         7.  Sole Dispositive Power      825,309
Person With:      ----------------------------------------------------------------------------------------------
                  8.  Shared Dispositive Power    0

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               825,309

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)   7.2%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions) IA, CO

----------------------------------------------------------------------------------------------------------------

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Alta BioPharma Partners, L.P.
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    Delaware

----------------------------------------------------------------------------------------------------------------

Number of         5.  Sole Voting Power              795,332
Shares Bene-      ----------------------------------------------------------------------------------------------
ficially Owned    6.  Shared Voting Power            0
by Each           ----------------------------------------------------------------------------------------------
Reporting         7.  Sole Dispositive Power         795,332
Person With:      ----------------------------------------------------------------------------------------------
                  8.  Shared Dispositive Power       0

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person             795,332


       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)...............

       11.   Percent of Class Represented by Amount in Row (11)                  7.0%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions)       PN

----------------------------------------------------------------------------------------------------------------

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Alta Embarcadero BioPharma Partners, LLC
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    Delaware

----------------------------------------------------------------------------------------------------------------

Number of        5.  Sole Voting Power           29,977
Shares Bene-     ----------------------------------------------------------------------------------------------
ficially Owned   6.  Shared Voting Power         0
by Each          ----------------------------------------------------------------------------------------------
Reporting        7.  Sole Dispositive Power      29,977
Person With:     ----------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power    0

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               29,977


       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)         0.3%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions)       CO

----------------------------------------------------------------------------------------------------------------

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Alta BioPharma Management, LLC
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    Delaware

----------------------------------------------------------------------------------------------------------------

Number of         5.  Sole Voting Power           825,309
Shares Bene-      ----------------------------------------------------------------------------------------------
ficially Owned    6.  Shared Voting Power         0
by Each           ----------------------------------------------------------------------------------------------
Reporting         7.  Sole Dispositive Power      825,309
Person With:      ----------------------------------------------------------------------------------------------
                  8.  Shared Dispositive Power    0

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               825,309

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)         7.2%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions)           CO

----------------------------------------------------------------------------------------------------------------

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Jean Deleage
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    USA

----------------------------------------------------------------------------------------------------------------

Number of        5.  Sole Voting Power            46,472
Shares Bene-     ----------------------------------------------------------------------------------------------
ficially Owned   6.  Shared Voting Power         825,309
by Each          ----------------------------------------------------------------------------------------------
Reporting        7.  Sole Dispositive Power       46,472
Person With:     ----------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power    825,309

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               871,781

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)         7.6%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions) IN

----------------------------------------------------------------------------------------------------------------

                                                  Page 6 of 15

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Garrett Gruener
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    USA

----------------------------------------------------------------------------------------------------------------

Number of        5.  Sole Voting Power           0
Shares Bene-     ----------------------------------------------------------------------------------------------
ficially Owned   6.  Shared Voting Power         825,309
by Each          ----------------------------------------------------------------------------------------------
Reporting        7.  Sole Dispositive Power      0
Person With:     ----------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power    825,309



       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               825,309

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)         7.2%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions) IN

----------------------------------------------------------------------------------------------------------------

                                                  Page 7 of 15

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Daniel Janney
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    USA

----------------------------------------------------------------------------------------------------------------

Number of        5.  Sole Voting Power           0
Shares Bene-     ----------------------------------------------------------------------------------------------
ficially Owned   6.  Shared Voting Power         825,309
by Each          ----------------------------------------------------------------------------------------------
Reporting        7.  Sole Dispositive Power      0
Person With:     ----------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power    825,309

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               825,309

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See  Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)         7.2%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions) IN .

----------------------------------------------------------------------------------------------------------------

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Alix Marduel
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    USA

----------------------------------------------------------------------------------------------------------------

Number of        5.  Sole Voting Power           0
Shares Bene-     ----------------------------------------------------------------------------------------------
ficially Owned   6.  Shared Voting Power         825,309
by Each          ----------------------------------------------------------------------------------------------
Reporting        7.  Sole Dispositive Power      0
Person With:     ----------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power    825,309

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               825,309

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)         7.2%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions)      IN

----------------------------------------------------------------------------------------------------------------

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Guy Nohra
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    USA

----------------------------------------------------------------------------------------------------------------

Number of        5.  Sole Voting Power           0
Shares Bene-     ----------------------------------------------------------------------------------------------
ficially Owned   6.  Shared Voting Power         825,309
by Each          ----------------------------------------------------------------------------------------------
Reporting        7.  Sole Dispositive Power      0
Person With:     ----------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power    825,309

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               825,309

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)         7.2%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions)      IN

----------------------------------------------------------------------------------------------------------------

CUSIP No.  252842-10-9
----------------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Marino Polestra
----------------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)
             (b)
----------------------------------------------------------------------------------------------------------------

       3.    SEC Use Only.

----------------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization    USA

----------------------------------------------------------------------------------------------------------------

Number of        5.  Sole Voting Power           0
Shares Bene-     ----------------------------------------------------------------------------------------------
ficially Owned   6.  Shared Voting Power         825,309
by Each          ----------------------------------------------------------------------------------------------
Reporting        7.  Sole Dispositive Power      0
Person With:     ----------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power    825,309

----------------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person               825,309

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions).............

       11.   Percent of Class Represented by Amount in Row (11)         7.2%

----------------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions)      IN

----------------------------------------------------------------------------------------------------------------

Item 1.

       (a) Name of Issuer

             DIATIDE, INC.

       (b) Address of Issuer's Principal Executive Offices

             Nine Delta Drive
             Londonderry, New Hampshire   03053

Item 2.

       (a) Name of Person Filing

             Alta Partners; Alta BioPharma Partners, L.P.; Alta Embarcadero BioPharma Partners, LLC; Alta BioPharma Management, LLC; Jean Deleage; Garrett Gruener; Daniel Janney; Alix Marduel; Guy Nohra; Marino Polestra

       (b) Address of Principal Business Office or, if none, Residence

             The business address of all persons jointly filing this Schedule 13G is:

             One Embarcadero Center, Suite 4050
             San Francisco, California 94111

       (c) Citizenship

             See Item 4. of cover pages

       (d) Title of Class of Securities

             Common Stock, par value $.001 per share

       (e) CUSIP Number

             252842-10-9

Item  3.  If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
          240.13d-2(b) or (c), check whether the person filing is a:

       (a)  [ ]   Broker or dealer  registered  under  section 15 of the Act (15
                  U.S.C. 78o);.

       (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

       (c)  [ ]   Insurance  company as defined in section  3(a)(19)  of the Act
                  (15 U.S.C. 78c);

       (d)  [ ]   Investment   company   registered   under  section  8  of  the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

       (e)  [ ]   An     investment      advisor     in     accordance      with
                  ss.240.13d-1(b)(1)(ii)(E);

       (f)  [ ]   An employee  benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F);

       (g)  [ ]   A parent holding company or control person in accordance with
                  ss.240.13d-1(b)(1)(ii)(G);

       (h)  [ ]   A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i)  [ ]   A church  plan  that is  excluded  from the  definition  of an investment  company under section  3(c)(14) of the  Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

       (j)  [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned: 871,781: See Item 9 of cover pages for details as to each person filing this Schedule 13G.

       (b) Percent of class: 7.6%: See Item 11 of cover pages for details as to each person filing this Schedule 13G.

       (c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: See Item 5 of cover pages for details as to each person filing this Schedule 13G.

         (ii) Shared power to vote or to direct the vote: See Item 6 of cover pages for details as to each person filing this Schedule 13G.

         (iii)    Sole power to dispose  or to direct  the  disposition  of: See
                  Item 7 of cover pages for details as to each person filing this Schedule 13G.

         (iv)     Shared power to dispose or to direct the  disposition  of: See
                  Item 8 of cover pages for details as to each person filing this Schedule 13G.

       Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

       This Statement is filed jointly by Alta BioPharma Partners, L.P. ("Alta BioPharma") and Alta Embarcadero BioPharma Partners, LLC ("Embarcadero LLC"), by virtue of their direct beneficial ownership of 825,309 shares of Series B Convertible Preferred Stock that are currently convertible into 825,309 shares of the Common Stock of Diatide, Inc. reported hereby (the "Shares"); by Alta BioPharma Management Partners, LLC ("Alta Management"), by virtue of being the sole general partner of Alta BioPharma; and by Alta Partners ("Alta Partners"), by virtue of being the management advisory company of these entities. Jean Deleage, Garrett Gruener, Dan Janney, Alix Marduel, Guy Nohra and Marino Polestra are the managing directors of Alta Management and officers of Alta Partners (the "Partners"). By virtue of the relationships described above and their roles with Alta Partners, each of the Partners may be deemed to control Alta Partners and Alta Management, and, therefore, may be deemed to possess indirect beneficial ownership of the Shares held by each entity. However, none of the Partners, acting alone, has voting or investment power with respect to the Shares directly beneficially held by the entities and, as a result, the Partners disclaim beneficial ownership of the Shares directly beneficially owned by each entity, except to the extent of their pecuniary interest in each entity. Jean Deleage individually holds 46,472 shares of Diatide Inc.'s Common Stock. Embarcadero LLC is a side company that makes all investments pro rata to the capital of Alta BioPharma with all allocations made to its members based on paid-in capital. Certain of the Partners are members of Embarcadero LLC and certain members of Embarcadero LLC are affiliates of Alta Partners.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 27, 1999

ALTA PARTNERS                                     ALTA BIOPHARMA PARTNERS, L.P.
                                                  By:      Alta BioPharma
                                                           Management, LLC,
                                                           Its General Partner

By:        /s/ Eileen McCarthy                    By:        /s/ Eileen McCarthy
-----------------------------------               ------------------------------
   Eileen McCarthy, Vice President                    Eileen McCarthy, Member

ALTA EMBARCADERO BIOPHARMA PARTNERS,              ALTA BIOPHARMA MANAGEMENT, LLC
LLC

By:        /s/ Eileen McCarthy                    By:        /s/ Eileen McCarthy
-----------------------------------               ------------------------------
    Eileen McCarthy, Member                           Eileen McCarthy, Member


           /s/ Jean Deleage                                  /s/ Garrett Gruener
-----------------------------------               ------------------------------
Jean Deleage                                       Garrett Gruener


           /s/ Daniel Janney                                 /s/ Alix Marduel
-----------------------------------               ------------------------------
Daniel Janney                                      Alix Marduel


           /s/ Guy Nohra                                     /s/ Marino Polestra
-----------------------------------               ------------------------------
Guy Nohra                                          Marino Polestra

                                    EXHIBIT A

                             Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of each of us.


Date: January 27, 1999

ALTA PARTNERS                                     ALTA BIOPHARMA PARTNERS, L.P.
                                                  By:      Alta BioPharma
                                                           Management, LLC,
                                                           Its General Partner

By:        /s/ Eileen McCarthy                    By:        /s/ Eileen McCarthy
-----------------------------------               ------------------------------
   Eileen McCarthy, Vice President                    Eileen McCarthy, Member

ALTA EMBARCADERO BIOPHARMA PARTNERS,              ALTA BIOPHARMA MANAGEMENT, LLC
LLC

By:        /s/ Eileen McCarthy                    By:        /s/ Eileen McCarthy
-----------------------------------               ------------------------------
    Eileen McCarthy, Member                           Eileen McCarthy, Member


           /s/ Jean Deleage                                  /s/ Garrett Gruener
-----------------------------------               ------------------------------
Jean Deleage                                       Garrett Gruener


           /s/ Daniel Janney                                 /s/ Alix Marduel
-----------------------------------               ------------------------------
Daniel Janney                                      Alix Marduel


           /s/ Guy Nohra                                     /s/ Marino Polestra
-----------------------------------               ------------------------------
Guy Nohra                                          Marino Polestra